Exhibit 99.1

Vermillion Reports Fourth Quarter and Year-End 2018 Financial Results

Conference Call scheduled for today, March 28th at 4:30 p.m. ET

AUSTIN, Texas — March 28, 2019 — Vermillion, Inc. (NASDAQ: VRML), a bioanalytical-based women’s health company focused on gynecologic disease, today reported its financial results for the fourth quarter and year ended December 31, 2018.

“We are very pleased by the reception of our new generation of technology, OVA1+, since it’s launch in Q4.  This offering has cured the gap of the first generation of technology launched in 2010,” stated Valerie Palmieri, President and CEO of Vermillion. “The feedback from providers and patients has been tremendous, and we believe that our risk assessment offerings have the potential to change the paradigm in ovarian cancer risk management.

“2019 will be a transformative year for Vermillion as we continue to roll-out our new generation of technology, new platform, CA125 ethnic disparity gap awareness, and full commercial strategy.  We have strategically expanded our commercialization team and the number of lives under coverage with two national carriers. We believe we are well positioned to continue build on the positive momentum and it is time that all women of every socioeconomic background receive the best care possible and we are proud and excited to make that happen.”

Recent Corporate Developments Highlights

•

Announced that Cigna added OVA1®(MIA) to its national preferred coverage list effective January 15, 2019, adding 15 million lives and bringing the Company’s total number of covered lives to 167 million. Cigna is one of the largest health insurers in the U.S.

•

Launched OVA1®+, a new enhanced reflex offering designed to improve accuracy and reduce false positives by nearly 40% by leveraging the strengths of OVA1’s sensitivity and Overa’s specificity.  OVA1+ will also be available through a decentralized structure enabling hospital networks and super groups to run the test in their labs.

•

Entered into a comprehensive study agreement with Clalit Health Services to validate OVA1 (MIA), OVERA® (MIA2G) and OVA1+ on the Israeli population.  Vermillion’s technology will be studied on this high risk BRCA population to determine if earlier stage disease can be diagnosed and if the time to surgical treatment can be expedited for improved surgical outcomes for patients with an adnexal mass.

•

Signed a payer coverage agreement with Clalit Health Services in Israel. Clalit Health Services is Israel’s largest HMO and healthcare provider with approximately 3.8 million insured members or about half of the insured population. OVA1 is being offered as part of the "Clalit Mushlam Coverage". Clalit Mushlam provides wider access to medical services that members can purchase above and beyond the minimum level of medical services provided under Israel’s National Health Insurance Law. The testing in Israel will be distributed via ProGenetics,

Fourth Quarter Financial Highlights

•

Total revenue for the fourth quarter 2018 was $922 thousand, an increase of 16% compared to $798 thousand in the prior year period. The increase in total revenue is mainly attributable to the increase in product sales.

•

Product revenue for the fourth quarter 2018 was $793 thousand, an increase of 21% compared to $658 thousand in the prior year period. The increase in product revenue is due to a 5% lift in volume as well as increases in OVA1 pricing.

•	The number of OVA1 tests performed during the fourth quarter of 2018 increased 5% to 1,996 OVA1 tests compared to the prior year period.
•	Revenue on a per-test-performed basis was $398 in the fourth quarter 2018, representing a 15% increase over revenue per test performed in the prior year period.
•

Total operating expenses for the fourth quarter 2018 were $2.99 million, a decrease of 1% compared to $3.02 million in the prior year period.  Operating expenses are expected to increase due to new tests being developed, and as the company expands its sales team in specific markets where it has broad payer coverage and key opinion leader support.

•

Net loss attributable to common shareholders for the fourth quarter 2018 was $2.82 million or $(0.04) per share, as compared to a net loss of $2.96 million or $(0.05) per share in the same prior year period.

Year-End 2018 Financial Highlights

•

Total revenue for the year ended December 31, 2018 was $3.1 million compared to $3.1 million for the year ended December 31, 2017. Total revenue for 2018 was flat mainly due to lower volumes primarily attributable to the loss of a client bill customer offset by improved price due to payer contracts.

•

Product revenue totaled $2.8 million for the year ended December 31, 2018, compared to $2.9 million in the prior year period. The 3% product revenue decrease is due to a decrease in tests performed compared to the prior year, especially those for client bill customers.

•

The number of OVA1 tests performed during the year ended December 31, 2018 was 7,679, a decrease of 10% compared to 8,575 OVA1 tests in the prior year period. The volume decrease was primarily due to the previously announced loss of a client bill customer in July 2017, which was concentrated in uncovered territories (territories not covered by an ASPiRA sales representative).  During 2017, the client bill customer had a total volume of 700, comprising 78% of the decline.  Partially offsetting the volume decrease was year-over-year growth in covered territories (territories covered by an ASPiRA sales representative).

•

Total operating expenses for the year ended December 31, 2018 were $11.2 million, an increase of 6% compared to $10.6 million in the prior year period.  The increase in operating expenses was mainly due to the investment and reorganization of the Commercial Team and managed care consulting services. Operating expenses are expected to increase due to new tests being developed, and the increase in our sales team in specific markets where we have broad payer coverage and key opinion leader support.

•	Net loss attributable to common shareholders for the year ended December 31, 2018 was $11.4 million as compared to a net loss of $10.5 million in the same period of 2017.

•	There were approximately 75.5 million common shares issued and outstanding at December 31, 2018.

•	Cash and cash equivalents at December 31, 2018 were $9.4 million, compared to $5.5 million at December 31, 2017.

Conference Call and Webcast

Vermillion’s President and CEO, Valerie Palmieri, will host a call today to discuss results followed by a question and answer period at 4:30 p.m. Eastern Time.

Thursday, March 28th @ 4:30pm Eastern Time

Domestic:877-407-4018

International:201-689-8471

Conference ID:13688624

Webcast:http://public.viavid.com/index.php?id=133601

About Vermillion, Inc.

Vermillion, Inc. is dedicated to the discovery, development and commercialization of novel high-value diagnostic and bio-analytical solutions that help physicians diagnose, treat and improve gynecologic health outcomes for women. Vermillion, along with its prestigious scientific collaborators, discovers, develops, and delivers innovative diagnostic and technology tools that help women with serious diseases.  The company's initial in vitro diagnostic test, OVA1® (MIA), was the first FDA-cleared, protein-based In Vitro Diagnostic Multivariate Index Assay, and represented a new class of software-based liquid biopsy in vitro diagnostics. In March 2016, Vermillion received FDA clearance for Overa™, a Multivariate Index Assay 2nd Generation (MIA2G) test with significantly improved specificity and ease of use. For additional information, including published clinical trials, visit www.vermillion.com.

Visit our website for more information about our products at www.vermillion.com.

Forward-Looking Statement

This press release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks and uncertainties.  All statements other than statements of historical facts contained in this press release are forward-looking statements. Words such as “may,” “expects,” “intends,” “anticipates,” “believes,” “estimates,” “plans,” “seeks,” “could,” “should,” “continue,” “will,” “potential,” “projects” and similar expressions are intended to identify forward-looking statements.  These forward-looking statements speak only as of the date of this press release and are subject to a number of risks, uncertainties and assumptions, including the risks and uncertainties inherent in Vermillion’s business, including those described in the section entitled “Risk Factors” in Vermillion’s Annual Report on Form 10-K for the year ended December 31, 2018 as supplemented by the section entitled “Risk Factors” in Vermillion’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2018.  The events and circumstances reflected in Vermillion’s forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements.  Vermillion expressly disclaims any obligation to update, amend or clarify any forward-looking statements to reflect events, new information or circumstances occurring after the date of this press release, except as required by law.

Conference Call and Webcast

Vermillion’s President and CEO, Valerie Palmieri, will host a call today to discuss results followed by a question and answer period at 4:30 p.m. Eastern Time.

Thursday, March 28th @ 4:30pm Eastern Time

Domestic:877-407-4018

International:201-689-8471

Conference ID:13688624

Webcast:http://public.viavid.com/index.php?id=133601

About Vermillion, Inc.

Vermillion, Inc. is dedicated to the discovery, development and commercialization of novel high-value diagnostic and bio-analytical solutions that help physicians diagnose, treat and improve gynecologic health outcomes for women. Vermillion, along with its prestigious scientific collaborators, discovers, develops, and delivers innovative diagnostic and technology tools that help women with serious diseases.  The company's initial in vitro diagnostic test, OVA1® (MIA), was the first FDA-cleared, protein-based In Vitro Diagnostic Multivariate Index Assay, and represented a new class of software-based liquid biopsy in vitro diagnostics. In March 2016, Vermillion received FDA clearance for Overa™, a Multivariate Index Assay 2nd Generation (MIA2G) test with significantly improved specificity and ease of use. For additional information, including published clinical trials, visit www.vermillion.com.

Visit our website for more information about our products at www.vermillion.com.

Forward-Looking Statement

This press release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks and uncertainties.  All statements other than statements of historical facts contained in this press release are forward-looking statements. Words such as “may,” “expects,” “intends,” “anticipates,” “believes,” “estimates,” “plans,” “seeks,” “could,” “should,” “continue,” “will,” “potential,” “projects” and similar expressions are intended to identify forward-looking statements.  These forward-looking statements speak only as of the date of this press release and are subject to a number of risks, uncertainties and assumptions, including the risks and uncertainties inherent in Vermillion’s business, including those described in the section entitled “Risk Factors” in Vermillion’s Annual Report on Form 10-K for the year ended December 31, 2018 as supplemented by the section entitled “Risk Factors” in Vermillion’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2018.  The events and circumstances reflected in Vermillion’s forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements.  Vermillion expressly disclaims any obligation to update, amend or clarify any forward-looking statements to reflect events, new information or circumstances occurring after the date of this press release, except as required by law.

Investor Relations Contact:

Ashley R. Robinson

LifeSci Advisors, LLC

Tel 617-775-5956

Arr@LifeSciAdvisors.com

Vermillion, Inc.

Consolidated Balance Sheets

(Amounts in Thousands, Except Share and Par Value Amounts)

(Unaudited)

	December 31,
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$9,360	$5,539
Accounts receivable	786	205
Prepaid expenses and other current assets	550	459
Inventories	92	102
Total current assets	10,788	6,305
Property and equipment, net	608	1,181
Other assets	12	11
Total assets	$11,408	$7,497

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$950	$745
Accrued liabilities	1,825	1,650
Short-term debt	189	185
Other current liabilities	-	29
Total current liabilities	2,964	2,609
Long-term debt	1,292	1,481
Other non-current liabilities	-	-
Total liabilities	4,256	4,090
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value, 5,000,000 shares authorized, none issued and outstanding at December 31, 2018 and 2017	-	-
Common stock, $0.001 par value, 150,000,000 shares authorized; 75,501,394 and 60,036,017 shares issued and outstanding at December 31, 2018 and 2017, respectively	75	60
Additional paid-in capital	414,001	399,400
Accumulated deficit	(406,924)	(396,053)
Total stockholders’ equity	7,152	3,407
Total liabilities and stockholders’ equity	$11,408	$7,497

Vermillion, Inc.

Consolidated Statements of Operations

(Amounts in Thousands, Except Share and Per Share Amounts)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Revenue:
Product	$793	$658	$2,772	$2,853
Service	129	140	281	268
Total revenue	922	798	3,053	3,121
Cost of revenue:(1)
Product	506	411	2,044	1,756
Service	247	303	1,098	1,158
Total cost of revenue	753	714	3,142	2,914
Gross profit (loss)	169	84	(89)	207
Operating expenses:
Research and development(2)	125	152	550	837
Sales and marketing(3)	1,596	1,154	5,642	4,268
General and administrative(4)	1,272	1,718	5,052	5,543
Total operating expenses	2,993	3,024	11,244	10,648
Loss from operations	(2,824)	(2,940)	(11,333)	(10,441)
Interest income (expense), net	3	(10)	(22)	(42)
Other income (expense), net	1	(7)	(16)	(14)
Loss before income taxes	(2,820)	(2,957)	(11,371)	(10,497)
Net loss	$(2,820)	$(2,957)	$(11,371)	$(10,497)
Deemed dividend on warrant repricing	-	-	-	(942)
Net loss attributable to common stockholders	$(2,820)	$(2,957)	$(11,371)	$(11,439)
Net loss per share attributable to common stockholders - basic and diluted	$(0.04)	$(0.05)	$(0.16)	$(0.20)
Weighted average common shares used to compute basic and diluted net loss per common share	75,420,104	60,011,306	70,085,842	56,943,596

Non-cash stock-based compensation expense included in expenses:
(1) Cost of revenue	$31	$28	$124	$136
(2) Research and development	2	2	6	9
(3) Sales and marketing	17	45	102	160
(4) General and administrative	212	367	869	1,134